Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED JUNE 3, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019, Supplement No. 2 dated May 2, 2019 and Supplement No. 3 dated May 17, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of May 2019; and

•	a change to our board of directors.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of May 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
May 1, 2019	$14.23	$14.32	$14.26
May 2, 2019	$14.23	$14.32	$14.26
May 3, 2019	$14.24	$14.33	$14.27
May 6, 2019	$14.24	$14.33	$14.27
May 7, 2019	$14.22	$14.31	$14.25
May 8, 2019	$14.22	$14.30	$14.25
May 9, 2019	$14.22	$14.31	$14.25
May 10, 2019	$14.23	$14.32	$14.26
May 13, 2019	$14.23	$14.32	$14.26
May 14, 2019	$14.23	$14.32	$14.26
May 15, 2019	$14.24	$14.32	$14.27
May 16, 2019	$14.24	$14.33	$14.27
May 17, 2019	$14.24	$14.33	$14.27
May 20, 2019	$14.22	$14.31	$14.25
May 21, 2019	$14.23	$14.32	$14.26
May 22, 2019	$14.24	$14.32	$14.27
May 23, 2019	$14.24	$14.32	$14.27
May 24, 2019	$14.24	$14.33	$14.27
May 28, 2019	$14.23	$14.31	$14.25
May 29, 2019	$14.21	$14.30	$14.24
May 30, 2019	$14.21	$14.30	$14.24
May 31, 2019	$14.22	$14.31	$14.25

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Our Board of Directors
At our annual meeting of stockholders that occurred on May 10, 2019, Murray McCabe and Marc Feliciano did not stand for re-election to our board of directors. Our board of directors has decided not to replace Messrs. McCabe or Feliciano, and accordingly our board of directors is now comprised of five members, three of which are independent of us, our sponsor, our advisor and their affiliates.